Exhibit 99.1

For Immediate Release

BSD Medical to Attend and Exhibit at the 50th Annual ASTRO Conference

SALT LAKE CITY, September 18, 2008—BSD Medical Corp. (NASDAQ:BSDM) announced today that it will attend and have an exhibit at the 50th ASTRO (American Society for Therapeutic Radiology and Oncology) annual conference to be held at the Boston Convention and Exhibition Center in Boston, Massachusetts on September 21 - September 25, 2008. ASTRO’s annual conference is the largest radiation oncology conference held in America and the premier worldwide scientific meeting in radiation oncology.  It is designed to address the educational needs of BSD’s primary customers, including radiation oncologists, physicists, biologists, nurses and other healthcare professionals involved in the field of radiation oncology, as well as oncologists working in related specialties.

The ASTRO organization includes more than 9,000 members, and the annual conference serves as an industry focal point, offering excellent interaction with the vendor community and practicing physicians in the field of oncology. BSD Medical will exhibit and focus attention on the recent successes of system sales to leading hospitals and cancer treatment centers in the United States.

BSD Medical’s systems deliver precision-focused RF energy into cancerous tumors, including those located superficially and those located deep in the body.  The therapy raises the tumor temperature to levels required to destroy cancer cells with heat and increase the effectiveness of radiation therapy. Research has also shown promising results from the use of hyperthermia therapy in combination with some chemotherapy agents, and for tumor reduction prior to surgery.

Attendance at key trade shows, conferences and meetings such as ASTRO is a strategic focus of the company in building awareness of hyperthermia. The company’s attention will also be on generating sales leads at the conference.

About BSD Medical Corporation

BSD Medical is a leading developer of systems used to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including any projections or expectations of future events, including the prospects for future sales of the cancer therapy systems in China, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.